Exhibit 4.22

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of the terms of our common stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10‑K, of which this exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Description of our Common Stock

Authorized Capital Stock
Under our certificate of incorporation, our authorized capital stock consists of one billion shares of common stock with $0.50 par value and 10 million shares of preferred stock with $1.00 par value.
Common Stock
The outstanding shares of common stock are, and any shares of common stock issued will be, duly authorized, validly issued, fully paid and nonassessable. There are no restrictions on the alienability of shares of our common stock, and there are no sinking fund provisions for the redemption or purchase of shares of our common stock. The rights of holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock that our Board of Directors may authorize and issue in the future, and may be modified by amendments to our certificate of incorporation and Delaware corporate law.
Our common stock is listed on the New York Stock Exchange under the symbol “BBWI.”
Voting Rights
Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights.
Dividend Rights
Subject to the rights of holders of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon Liquidation or Dissolution
In the event of liquidation or dissolution, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preferential, preemptive, conversion or redemption rights.
Preferred Stock
Under our certificate of incorporation, without further stockholder action, our Board of Directors is authorized to provide for the issuance of up to ten million shares of preferred stock without any further approval from our stockholders. Preferred stock may be issued in one or more series, with such designations of titles, number of shares to comprise each series, dividend rates, any redemption provisions, special or relative rights in the event of liquidation, dissolution or winding-up of Bath & Body Works, Inc., any sinking fund provisions, any conversion provisions, any voting rights and any other preferences, rights and limitations as shall be set forth as and when established by our Board of Directors.
Acting under this authority, our Board of Directors could create and issue a series of preferred stock with rights, preferences and limitations, and adopt a stockholder rights plan having the effect of, discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of Bath & Body Works, Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Bath & Body Works, Inc. without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.
The shares of any series of preferred stock will be, when issued, fully paid and nonassessable and the holders will have no preemptive rights in connection with the preferred stock.
Certain Provisions of our Certificate of Incorporation and Bylaws
Board Nominations
Our bylaws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by a majority of the Board of Directors but must consist of not less than six or more than fifteen directors.
Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Any such nomination of a person for election at our annual meeting, if not made by the Board of Directors, must be made by notice in writing to our Secretary and must contain the information required by and adhere to the procedures within our bylaws. Such notice must be delivered or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then such notice must be received no later than the later of 70 days prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. Pursuant to our proxy access bylaw, up to 20 stockholders owning 3% or more of the outstanding shares of our common stock continuously for at least three years may nominate the greater of two directors or up to 20% of our Board of Directors (rounded down to the nearest whole number), and include those nominees in our proxy materials. Notice of stockholder nominations for persons for election as a director that are to be included in our proxy statement must be delivered or mailed and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the date that we first distributed our proxy statement to stockholders for the immediately preceding annual meeting of stockholders.
The holders of preferred stock may be granted the right to elect a specific number of directors without any vote of the holders of shares of our common stock.
Amendments to Our Bylaws
Our certificate of incorporation grants our Board of Directors the authority to amend our bylaws without a stockholder vote.
Certain Anti-Takeover Effects
Certain Business Combinations and Transactions
Our certificate of incorporation provides that certain business combinations with any entity that beneficially owns 20% or more of the outstanding shares of our common stock and any outstanding shares of preferred stock entitled to vote on each matter on which the holders of record of our common stock shall be entitled to vote (the “Voting Shares”) (such entity, an “Interested Person”) will require for its approval the affirmative vote of at least a majority of the Voting Shares held by stockholders other than the Interested Person.
This provision does not apply if two-thirds of the Continuing Directors (as defined below) approved either the business combination or the acquisition of the Voting Shares which caused the Interested Person to own 20% or more of the Voting Shares. This provision also does not apply to any business combination where two-thirds of the Continuing Directors determine the consideration per share to be received by holders of the Voting Shares in connection with the business combination to be not less than the highest price per share paid by the Interested Person in acquiring the Voting Shares.
The term “Continuing Director” means a director who was a member of our Board of Directors immediately prior to the time that such Interested Person became an Interested Person, or a director who was elected or appointed to fill a vacancy after the date that such Interested Person became an Interested Person by a majority of the then-current Continuing Directors.

Delaware Business Combination Statute
Section 203 of the Delaware General Corporation Law is applicable to us and restricts certain transactions and “business combinations” between a corporation and a 15% stockholder for a period of three years after the date of the transaction in which the stockholder acquires 15% or more of the company’s outstanding voting stock unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.
Registrar and Transfer Agent
A register of holders of our shares of common stock is maintained by American Stock Transfer, who serves as registrar and transfer agent.
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